Exhibit 23.2

1706, One Exchange Square 8 Connaught Place Central, Hong Kong Tel: 852 2191 7566 Fax: 852 2191 7995 www.frost.com

August 28, 2020

Yum China Holdings, Inc.

Yum China Building

20 Tian Yao Qiao Road

Shanghai 200030

People’s Republic of China

To whom it may concern:

We hereby consent to the use of our name, Frost & Sullivan International Limited, and our industry data and forecasts in (i) the Registration Statement on Form S-3 (the “Registration Statement”) of Yum China Holdings, Inc. (the “Company”) being filed on or about the date hereof, and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus, relating to the Company’s public offering of its common stock, (ii) in any other registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”) and any amendment or supplement thereto (including the Company’s Registration Statement on Form S-3 (File No. 333-223274) and Registration Statement on Form S-8 (File No. 333-214053)), (iii) in any document offering securities in the Company and (iv) in any interim, quarterly or annual filings by the Company with the SEC. We further consent to the filing of this Consent as an exhibit to the Registration Statement or a Current Report on Form 8-K incorporated by reference therein. The Company has agreed to provide Frost & Sullivan with copies of all applicable sections of filings with the SEC prior to filing.

Frost & Sullivan International Limited

By:	/s/ Yves Wang
Yves Wang